Exhibit 15.1

[Letterhead of Frost & Sullivan]

December 23, 2019

Bright Scholar Education Holdings Limited

No.1, Country Garden Road

Beijiao Town, Shunde District Foshan, Guangdong 528300

People’s Republic of China.

Re: Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

Ladies and Gentlemen,

We understand that Bright Scholar Education Holdings Limited (the “Company”) plans to file an annual report on Form 20-F for the fiscal year ended August 31, 2019 (“Form 20-F”) with the United States Securities and Exchange Commission (the “SEC”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of the Reports and amendments thereto, (i) in the Company’s Form 20-F or any other future filings with the SEC (including with limitation, Form F-1, Form F-3, Form 6-K and other SEC filings) by the Company (collectively, the “SEC Filings”),  (ii) in any written correspondence with the SEC,   (iii) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, (iv) in institutional and retail roadshows and other activities in connection with the Company’s future equity or debt offerings. We further hereby consent to the filing of this letter as an exhibit to the Form 20-F and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

(Seal) Frost & Sullivan (Beijing) Inc., Shanghai Branch Co. Affixed

By:	/s/ Yves Wang

Name:	Yves Wang

Title:	Managing Director